SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                           Scopus Video Networks Ltd.
                                (Name of Issuer)

                  Ordinary Shares, par value NIS 1.40 per share
                         (Title of Class of Securities)

                                    M8260H106
                                 (CUSIP Number)

                                  July 10, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 2 OF 12


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Altairis Investments
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Canada
------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                   -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                   -760,644-
OWNED BY          ------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                   -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                   -760,644-
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   -760,644-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   -5.7%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              PN
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 3 OF 12


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Altairis Offshore
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                   -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                   -760,644-
OWNED BY          ------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                   -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                   -760,644-
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   -760,644-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   -5.7%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 4 OF 12


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Altairis Offshore Levered
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                   -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                   -760,644-
OWNED BY          ------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                   -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                   -760,644-
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   -760,644-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   -5.7%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 5 OF 12


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Polar Securities Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Canada
------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                   -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                   -760,644-
OWNED BY          ------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                   -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                   -760,644-
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   -760,644-
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   -5.7%-
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
              CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 6 OF 12


ITEM 1(a).  NAME OF ISSUER:

            Scopus Video Networks Ltd. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            10 Ha'amal Street
            Park-Afek
            Rosh-Haayin 48092
            Israel

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i) Altairis Investments, an Ontario limited partnership, with respect to the Shares reported in this Schedule 13G directly owned by it.

            (ii) Altairis Offshore, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly owned by it.

            (iii) Altairis Offshore Levered, a Cayman Islands exempted company, with respect to the Shares reported in this
                   Schedule 13G directly owned by it.

            (iv) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws of Ontario, Canada, with respect to the Shares reported in this Schedule 13G directly owned by Altairis Investments, Altairis Offshore and Altairis Offshore Levered.

The citizenship of Altairis Investments, Altairis Offshore, Altairis Offshore Levered and Polar Securities is set forth above.

The address of the principal business office of Altairis Offshore and Altairis Offshore Levered is c/o Polar Securities Inc. 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. The address of the principal business office of Altairis Investments is c/o Polar Fund Management II Inc., 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada. The address of the principal business office of Polar Securities is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 7 OF 12


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Ordinary Shares, par value NIS 1.40 per share (the "Shares")

ITEM 2(e).  CUSIP NUMBER:           M8260H106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         (a) [ ] Broker or dealer registered under Section 15 of the Act;

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] Parent Holding Company, in accordance with
                 Rule 13d-1(b)(ii)(G);

         (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 8 OF 12

ITEM 4.   OWNERSHIP.

         Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund, Altairis Investments, Altairis Offshore and Altairis Offshore Levered with respect to which it has voting and dispositive authority over some of the Shares reported in this Schedule 13G.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A. Altairis Investments
            (a) Amount beneficially owned: 760,644

            (b) Percent of class: 5.7%. The percentages used herein and in the rest of Item 4 are calculated based upon the 13,446,817 Shares issued and outstanding as of December 31, 2006 as reported in the Company's Annual Report on Form 20-F, filed on April 12, 2007.

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 Shares.

               (ii) shared power to vote or to direct the vote: 760,644
                    Shares.

              (iii) sole power to dispose or to direct the disposition
                    of: 0 Shares.

               (iv) shared power to dispose or to direct the disposition
                    of: 760,644 Shares

         B. Altairis Offshore
            (a) Amount beneficially owned: 760,644

            (b) Percent of class: 5.7%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 Shares.

               (ii) shared power to vote or to direct the vote: 760,644
                    Shares.

              (iii) sole power to dispose or to direct the disposition
                    of: 0 Shares.

               (iv) shared power to dispose or to direct the disposition
                    of: 760,644 Shares.

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 9 OF 12

         C. Altairis Offshore Levered
            (a) Amount beneficially owned: 760,644

            (b) Percent of class: 5.7%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 Shares.

               (ii) shared power to vote or to direct the vote: 760,644
                    Shares.

              (iii) sole power to dispose or to direct the disposition
                    of: 0 Shares.

               (iv) shared power to dispose or to direct the disposition
                    of: 760,644 Shares.

         D. Polar Securities Inc.
            (a) Amount beneficially owned: 760,644

            (b) Percent of class: 5.7%

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 Shares.

               (ii) shared power to vote or to direct the vote: 760,644
                    Shares.

              (iii) sole power to dispose or to direct the disposition
                    of: 0 Shares.

               (iv) shared power to dispose or to direct the disposition
                    of: 760,644 Shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 10 OF 12


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:


By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 11 OF 12


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  July 20, 2007              Altairis Investments
                                   By: Polar Securities Inc
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

                                   Altairis Offshore
                                   By: Polar Securities Inc
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

                                   Altairis Offshore Levered
                                   By: Polar Securities Inc
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

                                   Polar Securities Inc.
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

Schedule 13G

CUSIP Nos. M8260H106                                              PAGE 12 OF 12

                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  July 20, 2007              Altairis Investments
                                   By: Polar Securities Inc
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

                                   Altairis Offshore
                                   By: Polar Securities Inc
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

                                   Altairis Offshore Levered
                                   By: Polar Securities Inc
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer

                                   Polar Securities Inc.
                                   /s/ Paul Sabourin
                                   -----------------------------------
                                   Paul Sabourin
                                   Chief Executive Officer